Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact Info:

Laura Crowley

Director of Investor Relations and Public Relations

SYNNEX Corporation

(510) 668-3715

laurack@synnex.com

SYNNEX Corporation Reports Fiscal 2007 Fourth Quarter and Year-End Results

Record Revenue and EPS Results Surpass Expectations

FREMONT, CA—January 10, 2008—SYNNEX Corporation (NYSE: SNX), a leading business process services company, today announced financial results for the fiscal fourth quarter and year ended November 30, 2007.

For the fourth quarter, revenues were $1.97 billion, exceeding the Company’s guidance range of $1.875 billion to $1.925 billion and an increase of 13.4% compared to $1.74 billion for the quarter ended November 30, 2006.

Net income for the fourth quarter was $20.2 million, or $0.61 per diluted share, compared with $15.6 million, or $0.48 per diluted share in the prior year quarter, also exceeding the Company’s guidance range of $0.52 to $0.54 and representing a 27.1% improvement year-over-year.

For the fiscal year ended November 30, 2007, revenues increased by 10.4% to $7.00 billion, compared to $6.34 billion for the fiscal year ended November 30, 2006.

Net income for the year increased 22.9% to $63.1 million, or a $1.93 per diluted share, compared to $51.4 million, or $1.61 per diluted share for fiscal 2006. Fiscal 2007 net income is inclusive of the Company’s third quarter restructuring charge of $2.7 million pre-tax, or $0.05 per diluted share and a favorable tax adjustment of $1.1 million, or $0.03 per diluted share.

“Our success in the fourth quarter was the result of excellent execution in our core business and from our recent strategic acquisitions,” stated Robert T. Huang, President and Chief Executive Officer. “I am very pleased with our employees for their continued commitment to service our customers and vendors.”

The Company reports that the restructuring and consolidation of its Canadian operations are substantially complete and expects that any residual charges associated with these activities will be diminutive.

Fourth Quarter Financial Highlights:

•	Income from operations, was $36.9 million, or 1.87% of revenues, versus $28.1 million, or 1.62% of revenues in the prior year fourth quarter.

•	Depreciation and amortization were $2.2 million and $1.9 million, respectively.

•	Capital expenditures were $2.7 million.

•

Borrowings under the Company’s Canadian off-balance sheet accounts receivable securitization program totaled approximately $115.9 million as of November 30, 2007. This compares to $343.8 million for the quarter ended November 30, 2006 when both the U.S. and Canadian securitization programs received off-balance sheet accounting treatment. During the first quarter of fiscal 2007, the Company amended the terms of its U.S. accounts receivable securitization program, which resulted in the Company accounting for this U.S. transaction as an on-balance sheet borrowing under GAAP, leaving only the SYNNEX Canada accounts receivable securitization program as off-balance sheet borrowing.

First Quarter Fiscal 2008 Outlook:

The following statements are based on the Company’s current expectations for the first quarter of fiscal 2008. These statements are forward-looking and actual results may differ materially.

•	Revenues are expected to be in the range of $1.73 billion to $1.78 billion.

•	Net income is expected to be in the range of $16.2 million to $16.9 million.

•	Diluted earnings per share are expected to be in the range of $0.49 to $0.51.

The calculation of diluted earnings per share for the first quarter of fiscal 2008 is based on an approximate diluted weighted-average share count of approximately 33.1 million.

“Our first quarter outlook is reflective of our desire to grow profitably. Looking into fiscal 2008, while the current economic environment is not ideal, we anticipate growing our earnings per share in excess of 15% year-over-year through a combination of continued execution, realization of the full impact of our 2007 acquisitions and improvements in efficiency and productivity,” Huang continued.

Conference Call and Webcast

SYNNEX will be discussing its financial results and outlook on a conference call today at 2:00 p.m. (PT). A webcast of the call will be available at http://ir.synnex.com. The conference call can be accessed by dialing 866-814-8485 in North America or 703-639-1375 outside North America. The confirmation code for the call is 1183158. A replay of the conference call will be available at http://ir.synnex.com approximately two hours after the conference call has concluded and will be archived until January 24, 2008.

About SYNNEX

Founded in 1980, SYNNEX Corporation, a Fortune 500 company, is a leading business process services company offering a comprehensive range of services to original equipment manufacturers, software publishers and reseller customers worldwide. SYNNEX’ service offering includes product distribution, logistics services, business process outsourcing and contract assembly. SYNNEX’ vendor base includes the leading industry suppliers of IT systems, peripherals, system components, software and networking equipment. Additional information about SYNNEX may be found online at www.synnex.com.

Safe Harbor Statement

Statements in this press release regarding SYNNEX Corporation, which are not historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by terms such as believe, expect, may, will, provide, could and should and the negative of these terms or other similar expressions. These statements, including statements regarding our strategy to develop a successful business process outsourcing services business, expectations of our revenues, net income, earnings per share and ROIC for the first quarter of fiscal 2008, the restructuring and consolidation of our Canadian operations and the related expenses, realization of the full impact of our 2007 acquisitions, and improvements in efficiency and productivity, are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions and any weakness in IT spending; the loss or consolidation of one or more of our significant OEM suppliers or customers; market acceptance and product life of the products we assemble and distribute; competitive conditions in our industry and their impact on our margins; pricing, margin and other terms with our OEM suppliers; variations in our levels of excess inventory and doubtful accounts and changes in the terms of OEM supplier-sponsored programs; changes in our costs and operating expenses; changes in foreign currency exchange rates; risks associated with our international operations; uncertainties and variability in demand by our reseller and contract assembly customers; supply shortages or delays; any termination or reduction in our floor plan financing arrangements; credit exposure to our reseller customers, and negative trends in their businesses; any future incidents of theft; risks associated with our contract assembly business; risks associated with the consolidation, integration and performance of our recent acquisitions and other risks and uncertainties detailed in our Form 10-Q for the fiscal quarter ended August 31, 2007 and from time to time in our SEC filings. Statements included in this press release are based upon information known to SYNNEX Corporation as of the date of this release, and SYNNEX Corporation assumes no obligation to update information contained in this press release.

Copyright 2008 SYNNEX Corporation. All rights reserved. SYNNEX, the SYNNEX Logo, and all other SYNNEX company, product and services names and slogans are trademarks or registered trademarks of SYNNEX Corporation. SYNNEX and the SYNNEX Logo Reg. U.S. Pat. & Tm. Off. Other names and marks are the property of their respective owners.

Source: SYNNEX Corporation

SYNNEX Corporation

Consolidated Balance Sheets

(in thousands)

(unaudited)

	November 30, 2007	November 30, 2006
Assets
Current assets:
Cash and cash equivalents	$42,875	$27,881
Short-term investments	17,257	13,271
Accounts receivable, net	729,797	363,437
Receivable from vendors, net	96,035	95,080
Receivable from affiliates	9,790	1,855
Inventories	642,524	594,642
Deferred income taxes	18,612	17,994
Current deferred assets	14,478	13,990
Other current assets	16,859	9,887

Total current assets	1,588,227	1,138,037
Property and equipment, net	59,440	36,698
Goodwill	96,350	30,144
Intangible assets, net	21,590	18,444
Deferred income taxes	5,416	6,716
Long-term deferred assets	97,171	139,111
Other assets	18,909	13,584

Total assets	$1,887,103	$1,382,734

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings under securitization, term loans and lines of credit	$351,142	$50,834
Accounts payable	588,801	462,480
Payable to affiliates	67,334	89,831
Accrued liabilities	120,617	81,818
Current deferred liabilities	35,522	29,516
Income taxes payable	5,103	6,693

Total current liabilities	1,168,519	721,172
Long-term borrowings	37,537	47,967
Long-term liabilities	14,533	10,131
Long-term deferred liabilities	60,565	90,686
Deferred income taxes	437	1,232

Total liabilities	1,281,591	871,188

Minority interest in subsidiary	958	—

Stockholders’ equity:
Preferred stock	—	—
Common stock	31	30
Additional paid-in-capital	196,128	181,188
Accumulated other comprehensive income	28,939	13,999
Retained earnings	379,456	316,329

Total stockholders’ equity	604,554	511,546

Total liabilities and stockholders’ equity	$1,887,103	$1,382,734

SYNNEX Corporation

Consolidated Statements of Operations

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended November 30, 2007	Three Months Ended November 30, 2006	Fiscal Year Ended November 30, 2007	Fiscal Year Ended November 30, 2006
Revenue	$1,970,676	$1,737,874	$7,004,120	$6,343,514
Cost of revenue	1,865,189	1,658,591	6,648,738	6,058,155

Gross profit	105,487	79,283	355,382	285,359
Selling, general and administrative expenses	68,617	51,197	240,491	189,117
Restructuring charges	—	—	2,744	—

Income from operations before non-operating items and income taxes	36,870	28,086	112,147	96,242
Interest expense and finance charges, net	4,649	3,723	14,874	16,659
Other income, net	(463)	(514)	(1,393)	(570)

Income before income taxes and minority interest	32,684	24,877	98,666	80,153
Provision for income taxes	12,259	9,064	35,167	28,320
Minority interest in subsidiary	240	207	372	448

Net income	$20,185	$15,606	$63,127	$51,385

Diluted earnings per share	$0.61	$0.48	$1.93	$1.61

Diluted weighted-average common shares outstanding	32,892	32,565	32,674	32,014